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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated January 26, 2004, with respect to the consolidated balance sheets of CNF Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement and related Prospectus.

Our reports refer to the revisions to the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, for the change in the method of accounting for goodwill, which was adopted by CNF Inc. as of January 1, 2002, as described in Note 1 to the consolidated financial statements, as well as the adjustments that were applied to restate the disclosures of reportable segments reflected in the 2001 consolidated financial statements to conform to the 2003 and 2002 composition of reportable segments, as discussed in Note 16 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such revisions and adjustments.


/s/  KPMG LLP
San Francisco, California
June 3, 2004